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                                                                   EXHIBIT 10.45

Order (A) Scheduling Final Hearing On Debtor's Motion To Sell Substantially All
  Of Their Assets And Approving Form Of Notice, (B) Approving Certain Terms Of Sale, And (C) Establishing Competitive Bid Procedures, dated December 9, 1997.




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                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re                               )        Chapter 11
                                    )
PHOENIX INFORMATION SYSTEMS         )
CORP., PHOENIX SYSTEMS LTD. and     )        Case No. 97-2498 (RRM)
PHOENIX SYSTEMS GROUP, INC.,        )
                                    )
                        Debtors.    )        Jointly Administered


                      ORDER (A) SCHEDULING FINAL HEARING ON
                    DEBTORS' MOTION TO SELL SUBSTANTIALLY ALL
                  OF THEIR ASSETS AND APPROVING FORM OF NOTICE,
                      (B) APPROVING CERTAIN TERMS OF SALE,
                 AND (C) ESTABLISHING COMPETITIVE BID PROCEDURES

         Upon the Motion (the "Motion") dated December 4, 1997 and the Supplement to the Motion dated December 7, 1997 of the above-captioned debtors and debtors in possession (the "Debtors") for an order pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002(a)(2), 2002(c)(i) and 2002(d), 6004, 6006, 9006, 9007, 9008 and 9014 (a) scheduling a final hearing date on the Debtors' motion for authority to sell substantially all of their assets pursuant to sections 105(a), 363(b) and 363(f) of the Bankruptcy Code, including the assignment of certain executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code (the "Asset Sale"), to SC Phoenix Partners (the "Purchaser"), and approving notice procedures for such final hearing; (b) approving certain Bid Protection and Material Change Provisions (defined below); and (c) establishing competitive bidding procedures; and due notice of the Motion having been given to, inter alia,


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each of the Debtors' twenty largest unsecured creditors, the United States
Trustee for this District, and those entities, if any, who have filed a notice of appearance pursuant to Bankruptcy Rule 2002(i); and upon the record of the hearing held on December 8, 1997 and upon all of the pleadings filed with the Court and all of the proceedings had before the Court, and after due deliberation and consideration and sufficient cause appearing therefor;

         It is FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

         1. This Court has core jurisdiction over these proceedings and the parties and property affected hereby pursuant to 28 U.S.C. ss.ss. 157(b) and 1334.

         2. The Motion shall be, and hereby is, granted in all respects, and all objections thereto are hereby overruled.

         3. The form of notice, notice and publication procedures, Bid Protection and Material Change Provisions, and bidding procedures proposed by the Debtors are reasonable and proper under the circumstances, and have been negotiated in good faith and at arm's length between the Debtors and the Purchaser, and a hearing on shortened notice is required for the protection of the Debtors' estates and to maximize the value of the Debtors' assets.

         4. A final hearing ("Final Sale Hearing") on the Debtors' Motion for an order authorizing and approving the Asset Sale to the Purchaser pursuant to the terms of the Term Sheet between the Debtors and the Purchaser dated December 3, 1997 and the Definitive Sale Documentation referred to in the


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Motion shall be held on January 14, 1998 at 1:30 p.m. in the United States
Courthouse, 844 King Street, Wilmington, Delaware 19801, Courtroom 4A. Objections, if any, to the relief requested at the Final Sale Hearing shall be filed with the Court (with a courtesy copy to Chambers) and served (so as to be received) no later than 4:30 p.m. on January 9, 1998 upon LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, NY 10019 (fax (212) 424-8500),
attention: Ange1a J. Somers, Esq., and Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019 (fax (212) 373-2366), attention:
Robert Drain, Esq.

         5. The Debtors shall provide notice of the Motion unless notice has been given prior to the date of this Order, the entry of this Order and of the Final Sale Hearing as follows:

                  (a) On or before December 12, 1997 the Debtors shall serve copies of the notice in substantially the form annexed as Exhibit A to this Order (the "Notice"), by first class mail, upon all persons listed on the Debtors' respective lists of creditors (including taxing authorities) and all preferred security holders and shall provide notice to equity security holders as described in Subsection (c) of this paragraph.

                  (b) On or before December 12, 1997, the Debtors shall serve copies of the Notice, by first class mail, together with copies of this order, the Motion and the exhibits thereto to (i) all persons who are known to the Debtors to assert liens or other interests in the assets to be sold; (ii) all parties to


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executory contracts and unexpired leases that the Debtors propose to assume and assign pursuant to the Asset Sale; (iii) the United States Trustee; (iv) the Securities and Exchange Commission in Washington, D.C.; (v) any other persons or entities filing a notice of appearance under Bankruptcy Rule 2002; and (vi) the chair of any official committee.

                  (c) The Debtors shall publish the Notice on the first business day following entry of this Order that the Debtors can practically arrange for such publication, in the national and New York editions of the Wall Street Journal and The New York Times.

         6. The foregoing notice shall constitute good and sufficient notice of the Motion and the Final Sale Hearing.

         7. Within ten days after the date of this Order, the Debtors shall further serve notice by Express Mail on or before December 19, 1997 on each non-Debtor party to an executory contract or unexpired lease that is to be assumed and assigned to the Purchaser as part of the Asset Sale (each, an "Assigned Contract") specifying (a) that such Assigned Contract is to be assumed and assigned to the Purchaser as part of the Asset Sale, (b) the notice and amount of any default of the Debtors, within their knowledge, whether monetary or otherwise, under such Assigned Contract, and (c) the dollar amount believed by the Debtors to be necessary, or the other actions believed to be necessary, to cure such default ("Debtors' Notice of Assigned Contracts").


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         8.  Any non-Debtor party to an Assigned Contract who contests the
Debtors' Notice of Assigned Contracts, including but not limited to the nature or amount of any outstanding named defaults, within five days of the date of service of the Debtors' Notice of Assigned Contracts, shall file a statement stating such party's position concerning the nature and amount of any outstanding defaults and shall file such statement with the Clerk of this Court, with a courtesy copy to Chambers, and shall serve copies of the same upon each of the persons specified in paragraph 4 hereof, so that the same are actually received no later than 5:00 p.m. on December 30, 1997.

         9. Any non-Debtor party to an Assigned Contract who fails to file a statement in accordance with paragraph 8 hereof shall be forever barred and estopped from asserting any default under such Assigned Contract (through the date of the Debtors' notice) except as specified in tile Debtors' notice to such person.

         10. The Bid Protections and Material Change Provisions requested by the Debtors are approved as follows:

                  (a) In the event the Definitive Sale Documentation is terminated for any reason other than pursuant solely to (i) mutual consent of the Debtors and Purchaser, or (ii) as a result of Purchaser's material violation or breach, the Debtors shall reimburse the Purchaser for all its expenses incurred in connection with the transactions contemplated therein (including, without limitation, expenses of outside counsel and other consultants and internal legal


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expenses attributable to the Assets Sale transaction), not to exceed $400,000 less any expenses reimbursed to Purchaser in connection with the DIP Facility (as defined in the Motion). This obligation shall constitute an administrative expense of the Debtors under sections 503(b) and 507(a)(1) of the Bankruptcy Code. If the Definitive Sale Documentation is terminated as a result of the Court's approval of a sale or other disposition of any material portion of the assets of the Debtors or an equity interest in the Debtors, whether pursuant to section 363(b) of the Bankruptcy Code's or a chapter 11 plan, by a person or entity other than the Purchaser (an "Alternative Transaction"), such expenses shall be paid simultaneously with the closing of any such Alternative Transaction and out of the proceeds thereof. If such expenses become payable for a reason other than as a result of an Alternative Transaction, such expenses shall be paid only if provided for in a confirmed chapter 11 plan of reorganization of the Debtors or by liquidation of the Debtors in Chapter 7.

                  (b) If a Termination Fee Event (defined below) occurs, the Debtors shall pay $1,000,000 to the Purchaser as a Termination Fee; provided, that the Sellers shall not be obligated to pay the Termination Fee if, prior to the occurrence of the Termination Fee Event, the Definitive Sale Documentation has validly been terminated pursuant solely to (i) mutual consent of the Debtors and Purchaser, or (ii) as a result of Purchaser's material violation or breach.


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                  A "Termination Fee Event" is the occurrence of any of the
following:

                           (i) The execution by the Debtors, or any trustee in bankruptcy for the Debtors, of an agreement providing for an Alternative Transaction; or

                           (ii) The confirmation of any chapter 11 plan in the Bankruptcy Court, or the approval of any agreement or transaction by the Bankruptcy Court, that provides for any Alternative Transaction within twelve months of termination of the Definitive Sale Documentation.

                  (c) The Debtors shall pay the Termination Fee simultaneously with the closing of any such Alternative Transaction and out of the proceeds thereof. The Debtors' obligation to pay the Termination Fee shall constitute an administrative expense of the Debtors under sections 503(b) and 507(a)(1) of the Bankruptcy Code.

         11. The Purchaser will enter into the Definitive Sale Documentation with the Debtors within five business days after the date of this Order. The obligations of the Debtors to pay the expenses described in paragraph 10(a) herein or the Termination Fee as described in paragraph 10(b) herein shall not arise under this Order until the Definitive Sale Documentation has been executed.

         12. Any competing offers for assets of the Debtors ("Overbids") shall be submitted and considered as follows:


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                  (a) Unless the Definitive Sale Documentation has been
terminated in accordance with its terms, the Debtors will not authorize or permit any of their officers, directors, or employees, or any investment banker, financial adviser, attorney, accountant, or any other representative to solicit, initiate, or take any other action, direct or indirect, to facilitate any initial inquiry or the making of any initial proposal that constitutes, or may reasonably be expected to lead to, an Overbid; provided, however, that in the event that (i) a proposed bidder first solicits, initiates or facilitates any inquiry or the making of any proposal, and (ii) the Board of Directors of any of the Debtors determines in good faith that it is necessary to do so to comply with their fiduciary duties under corporate law or to comply with the provisions of the Bankruptcy Code, the Debtors may, (x) provide public and non-public information concerning the Debtors to those parties who first have delivered an Overbid meeting the requirements of paragraph 12(b) hereof, provided that such party executes a confidentiality agreement; and (y) participate in negotiations or discussions concerning such Overbid. The Debtors shall immediately notify, and in any event within 24 hours, the Purchaser orally and in writing of all inquiries, or proposals or requests for information received from any party, and the material terms and conditions of such inquiry, proposal or request and the identity of the person making such inquiry, proposal or requests. Until the auction provided for in paragraph 12(c) hereof, the Debtors shall keep the Purchaser fully informed of the status and details (including amendments or proposed amendments) of any


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such inquiry, proposal or request, and upon request by the Purchaser, shall identify and furnish to the Purchaser all information provided in response to any such inquiry, proposal or request.

                  (b) The Debtors will consider as higher and better offers only those Overbid proposals that meet the following requirements:

                           (i) Overbids that propose consideration having a readily ascertainable fair market value of not less than $50,000 in excess of the sum of $20,000,000 and any amounts payable to Purchaser pursuant to paragraph 10 hereof, subject to adjustments no less favorable to the Debtors than those contained in the Definitive Sale Documentation, plus the assumption of the post-closing liabilities to be assumed by the Purchaser under the Definitive Sale Documentation; provided that the Purchaser has supplied the Debtors with an itemized statement reflecting such expenses referred to in paragraph 10 hereof within three (3) days after a request has been made in writing to Purchaser by the Debtors in conjunction with the receipt of an Overbid.

                           (ii) Overbids that are in substantially the form of the Definitive Sale Documentation marked to show all changes thereto and that are on terms and conditions no less favorable to the Debtors than terms and conditions contained in the Definitive Sale Documentation, including, but not limited to, the time of closing.


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                           (iii) Overbids that are delivered to the Debtors with
         copies to the Purchaser not later than 4:00 p.m. on the third business day prior to the date set for the Final Sale Hearing and that are accompanied by appropriate evidence of the bidder's financial ability to consummate such a transaction on or prior to the Closing Date.

                           (iv) Overbids that provide for a cash deposit at the time such Overbid is submitted to the Debtors of not less than 10% of the aggregate purchase price payable thereunder.

                           (v) With respect to subsequent Overbids (including any by the Purchaser), Overbids that include additional consideration of at least $50,000 over the previous bid.

                  (c) If any qualified Overbids are timely received, an auction will be conducted on the second business day following the due date for Overbids at the offices of counsel for the Debtors at which only the Purchaser and any prospective purchaser who has timely submitted a qualifying Overbid in conformity with clauses (b)(i) through (b)(v) above shall be entitled to participate. At the auction, bidding shall begin with the highest and best qualifying Overbid and shall not conclude until each participating bidder has had the opportunity to submit any additional Overbid with full knowledge of the existing highest bid. The Purchaser shall provide a cash deposit of 10% of the aggregate purchase price of its offer to the Debtors immediately prior to such auction.


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                  (d) Each of the Debtors shall determine in good faith whether a submitted Overbid meets the requirements described herein and whether the Asset sale pursuant to the Definitive Sale Documentation or such Overbid constitutes the most favorable transaction, it being understood that the amount of any stated purchase price shall not necessarily be determinative of the most favorable transaction. The most favorable bid so determined by the Debtors shall be submitted to the Court for approval at the Final Sale Hearing. The Purchaser shall be deemed a party in interest with standing to appear and be heard in connection with any motion, hearing or other proceeding relating to the Definitive Sale Documentation or any Overbid.

Dated: Wilmington, Delaware
       December __,1997




                                    --------------------------------------
                                    UNITED STATES BANKRUPTCY JUDGE



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